Exhibit 99(d)(3)
Confidentiality Agreement
November 10, 2006
SmithKline Beecham Corporation
d/b/a GlaxoSmithKline
709 Swedeland Road
King of Prussia, Pennsylvania 19406
Ladies and Gentlemen:
          You have expressed an interest in engaging in discussions with PRAECIS PHARMACEUTICALS INCORPORATED (the “Company”) that might lead to a possible transaction (a “Transaction”) between SmithKline Beecham Corporation, doing business as GlaxoSmithKline (“GSK”) or your affiliates and the Company. In this regard, you may wish that the Company, and the Company may deem it appropriate to, provide you with certain information.
          As used herein, “Confidential Information” means all information, whether oral, written or otherwise, furnished (including prior to the execution of this agreement) in connection with our discussions regarding a possible Transaction, to you or your Representatives (as defined herein) by the Company or its Representatives relating to the Company or its affiliates (including the facts or information referred to in paragraph 2 below), and all reports, analyses, compilations, studies and other materials prepared by you or your Representatives which incorporates the Confidential Information disclosed by the Company or its Representatives under this agreement, but only to the extent so incorporated (in whatever form maintained, whether documentary, computer storage or otherwise). The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you, your Representatives or anyone to whom you or any of your Representatives transmit any Confidential Information, (ii) is or becomes known or available to you on a non-confidential basis from a source (other than the Company or one of its Representatives) who, insofar as is known to you after due inquiry, is not prohibited from transmitting the information to you or your Representatives by a contractual, legal, fiduciary or other obligation, (iii) GSK can demonstrate was in GSK’s possession prior to the time of disclosure by or on behalf of the Company or one of its Representatives hereunder, and was not acquired directly or indirectly from the Company or one of its Representatives under an unexpired obligation of confidentiality; or (iv) GSK can demonstrate was developed by or for GSK independently of the disclosure of the Confidential Information by Company or one of its Representatives.

SmithKline Beecham Corporation
d/b/a GlaxoSmithKline
November 10, 2006

          As used herein, the term “Representatives” means, as to either party, such party’s affiliates and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling persons; the term “affiliate” means, with respect to a person, any person which controls, is controlled by or is under common control with, such person; the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; the term “person” shall be broadly interpreted to include, without limitation, any individual, corporation, company, group (including any group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), partnership, limited liability company, trust or other entity or organization; and the term “Company” shall include its subsidiaries.
          In consideration of your being furnished with Confidential Information, you agree that:
          1. Subject to paragraph 3 below, all Confidential Information will be kept confidential and will not, without the prior written consent of the Company, be disclosed by you or your Representatives, in whole or in part, and will not be used by you or your Representatives, directly or indirectly, for any purpose other than in connection with evaluating a possible Transaction. Moreover, you agree to disclose that you are evaluating a Transaction and transmit Confidential Information to your Representatives only if and to the extent that such Representatives need to know the Confidential Information for the purpose of evaluating such Transaction and, prior to being furnished any Confidential Information, are informed by you of the confidential nature of the Confidential Information, are provided with a copy of this agreement and agree to be bound by the terms of this agreement. In any event, you will be responsible for any actions by your Representatives which are not in accordance with the provisions hereof. You agree that neither you nor your Representatives will make inquiries of, or conduct any discussions with, any Company Representative regarding the Confidential Information or any possible Transaction, except with the permission of Kevin McLaughlin, the Company’s President and Chief Executive Officer, Edward English, the Company’s Chief Financial Officer, or Canaccord Adams.
          2. Subject to paragraph 3 below, without the prior written consent of the Company, neither you nor your Representatives will disclose to any person any information regarding a possible Transaction involving the Company or any information relating in any way to the Confidential Information, including, without limitation (i) that discussions or negotiations may take or are taking place

SmithKline Beecham Corporation
d/b/a GlaxoSmithKline
November 10, 2006

concerning a possible Transaction, including the status thereof or the termination of discussions or negotiations with the Company, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction or of your consideration of a possible Transaction or (iii) that this agreement exists, that Confidential Information has been made available or any opinion or view with respect to the Company or the Confidential Information.
          3. In the event that you, your Representatives or anyone to whom you or your Representatives supply the Confidential Information are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any Confidential Information or such person’s opinion, judgment, view or recommendation concerning the Company as developed from the Confidential Information, you agree (i) to immediately notify the Company of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Company on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Information which, in the opinion of your counsel, you are legally compelled to disclose and to cooperate with any action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
          4. You hereby acknowledge that you are aware, and you hereby agree to advise your Representatives who are informed as to the matters which are the subject of this letter agreement, that the Confidential Information may include material non-public information and that United States securities laws impose restrictions on trading securities when in possession of such information and on communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to trade in such securities.
          5. You hereby acknowledge that Confidential Information is being furnished to you in consideration of your agreement, and you hereby agree, that, for a period of six (6) months after the date hereof, you will not, and will cause your Representatives not to, directly or indirectly, either alone or in concert with one or more other person(s), except as expressly approved or invited by the Company (it being agreed and understood that the Company’s entering into this agreement shall not constitute such approval or invitation), (a)(i) acquire, propose or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities of the Company, (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities

SmithKline Beecham Corporation
d/b/a GlaxoSmithKline
November 10, 2006

Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company, or otherwise seek any representation on or control of the Company’s board of directors or its management or policies, (iii) submit a proposal for, or offer of (with or without conditions) any business combination or similar extraordinary transaction involving control of the Company, including without limitation, a merger, tender or exchange offer, recapitalization or liquidation, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13 (d)(3) or 14(d)(2) of the Exchange Act) in connection with any of the foregoing or (v) request that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph 5; (b) make any public announcement, or other communication with or to the Company or otherwise which, in the opinion of counsel to the Company, would require public announcement by the Company, with respect to any of the foregoing; or (c) instigate, encourage, or assist any third party to do any of the foregoing (the actions referred to in (a) through (c) of this sentence are referred to as “Prohibited Actions”). If at any time during such period you are approached by any party concerning your or their participation in a transaction involving the Company’s businesses or securities or any other Prohibited Actions, you will promptly inform the Company of the nature of such contact and the parties thereto. Notwithstanding any other term of this agreement, it is understood and agreed that private negotiations between the parties or their respective Representatives with respect to a possible Transaction (including, as part of such negotiations, exchanges between the parties or their respective Representatives of non-binding proposals or term sheets) shall not constitute Prohibited Actions. Notwithstanding any of the foregoing, in the event that any third party makes a bid or offer to the shareholders of Company to acquire a controlling stake in the company or otherwise takes any action directly or indirectly which would be a Prohibited Action if taken by GSK, then the provisions of this paragraph 5 will be immediately voided and of null effect and shall no longer apply against GSK, and in such event GSK shall be permitted to make a similar bid or offer to Company or to take any other Prohibited Action, at GSK’s sole discretion. For clarity, the provisions of this paragraph 5 shall not be construed or interpreted to prohibit GSK in any manner from making any bid or offer to acquire any asset(s) of Company as opposed to acquiring securities of the Company.
          6. You acknowledge that neither the Company nor any of its Representatives has made or will make any representation or warranty as to the accuracy or completeness of the Confidential Information. You agree that, except as may be expressly provided in a definitive Transaction agreement, neither the Company nor its Representatives shall have any liability to you or any of your

SmithKline Beecham Corporation
d/b/a GlaxoSmithKline
November 10, 2006

Representatives resulting from the Confidential Information, any other information that may be provided to you by the Company or its Representatives in connection with a possible Transaction, or you or your Representatives’ consideration of, or participation in a process relating to, a possible Transaction. Notwithstanding the foregoing, Company warrants and represents to GSK that: (i) it has the right to enter into this agreement; (ii) it has all rights, title and ownership interest in and to the Confidential Information and/or it has the right to disclose the Confidential Information to GSK; and (iii) by entering into this agreement it is not breaching any obligation or creating any conflict of interest.
          7. You shall keep a record of each location of the Confidential Information. Promptly upon request from the Company, you shall redeliver to the Company or destroy all tangible Confidential Information and any other tangible material containing, prepared on the basis of, or reflecting any information in the Confidential Information (whether prepared by the Company, its advisors or otherwise), including all reports, analyses, compilations, studies and other materials containing or based on the Confidential Information or reflecting your review of, or interest in, the Company, and neither you nor your Representatives will retain any copies, extracts or other reproductions in whole or in part of such tangible material. For purposes of this agreement, “tangible” Confidential Information shall include, without limitation, information contained in printed, magnetic or other tangible media, or in information storage and retrieval systems. At the request of the Company, compliance with the foregoing shall be certified in writing to the Company by an authorized officer supervising the same. Notwithstanding the foregoing, GSK may retain one copy of the Confidential Information solely for record-keeping purposes and to verify its continuing obligations under this agreement.
          8. You acknowledge and agree that in the event of any breach of this agreement, the Company would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company, in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to an injunction or injunctions to prevent breaches of this agreement and to compel specific performance of this agreement, without the need for proof of actual damages. You agree to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.
          9. You agree that unless and until a definitive written agreement between the Company and you with respect to a Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect thereto. The agreements set forth in this agreement may be modified or waived only by a separate writing by the Company

SmithKline Beecham Corporation
d/b/a GlaxoSmithKline
November 10, 2006

and you which expressly modifies or waives such agreements.
          10. You agree that for a period of one year from the date hereof you will not offer to hire or hire any person currently or formerly employed by the Company with whom you have had contact during the period of your investigation of the Company as a result of the disclosure of Confidential Information pursuant to this agreement, without the prior written consent of the Company. Notwithstanding the foregoing, such restrictions shall not (i) apply to solicitations made by GSK or its Representatives to Company’s personnel who have had no access to the Confidential Information and are not aware of the existence of this agreement, (ii) prohibit GSK or its Representatives from making general solicitations of employment that do not specifically target employees of Company or its affiliates in the ordinary course of business and consistent with past practice, or (iii) prohibit GSK or its Representatives from hiring any person who initiates contact with GSK in direct response to any solicitation covered by clauses (i) or (ii) above.
          11. If any provision of this agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other provisions hereof shall not in any way be affected or impaired. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable, the parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision. It is understood and agreed that no failure or delay by the Company or GSK in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right or privilege hereunder.
          12. This agreement shall terminate and be of no further force or effect on the fifth anniversary of the date hereof, provided that such termination shall not relieve you from liability for breach hereof prior to such termination.
          13. Neither this agreement nor any disclosure hereunder shall be deemed, by implication, estoppel or otherwise, to vest in GSK any license or other ownership rights to the Confidential Information or under any Confidential Information or inventions, patents, know-how, trade secrets, trademarks or copyrights owned or controlled by the Company or its affiliates. Nothing in this agreement shall be construed, by implication or otherwise, as an obligation to enter into any further agreement relating to the Confidential Information or as the grant of a license to GSK or its affiliates to use the Confidential Information other than for the evaluation purposes stated herein. No oral or written release of any statement having any reference to the existence of this Agreement or the

SmithKline Beecham Corporation
d/b/a GlaxoSmithKline
November 10, 2006

discussions being carried out hereunder shall be made by either party unless such release shall have first been submitted to and received the approval in writing of the other party whose name is being used. This agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. This letter shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the principles of conflict of laws thereof. This agreement shall inure to the benefit of any successor in interest to the Company, as well as of any person that may acquire, after the date hereof, any subsidiary or division of the Company with respect to Confidential Information concerning the business or affairs of such subsidiary or division. The agreement may be executed in counterparts, each of which shall be deemed to be an original, all of which shall constitute the same agreement.

Very truly yours, PRAECIS PHARMACEUTICALS INCORPORATED
By	/s/ Kevin F. McLaughlin
	Name:	Kevin F. McLaughlin
	Title:	President and CEO

Confirmed and Agreed to as of the date first written above:
SMITHKLINE BEECHAM CORPORATION
d/b/a GlaxoSmithKline

By	/s/ Brian P. McVeigh

	Name:	Brian P. McVeigh
	Title:	Director of M&A Transactions